Exhibit 99.1

CONTACT:
B. Grant Yarber
President and Chief Executive Officer
Phone: (919) 645-3494
Email: gyarber@capitalbank-us.com

FOR IMMEDIATE RELEASE

Capital Bank Corporation Announces Plans for Public Stock Offering

RALEIGH, N.C., July 30, 2010 – Capital Bank Corporation (Nasdaq: CBKN), the parent company of Capital Bank, today announced its intention to commence a public offering of 34,500,000 shares of its common stock, which will be underwritten by FIG Partners, LLC as sole book-runner and lead manager on a best efforts basis.

Proceeds from this public stock offering will be used for general corporate purposes, including to strengthen the capital of Capital Bank and to support the Company’s strategic growth opportunities in the future. The precise amounts and the timing of the Company’s use of the net proceeds will depend upon market conditions, Capital Bank’s funding requirements, the availability of other funds and other factors. The Company’s management will retain broad discretion in the allocation of net proceeds from the offering.

A registration statement on Form S-1 (including a prospectus) relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The registration statement may be accessed through the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, copies of the prospectus relating to the offering may be obtained from FIG Partners, LLC, Attention: Gregory R. Gersack, 1175 Peachtree Street NE, 100 Colony Square, Suite 2250, Atlanta, GA 30361, (404) 601-7200.

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Capital Bank Corporation, headquartered in Raleigh, N.C., with approximately $1.7 billion in total assets as of March 31, 2010, offers a broad range of financial services. Capital Bank operates 32 banking offices in Asheville (4), Burlington (3), Cary (2), Clayton, Fayetteville (4), Graham, Hickory, Holly Springs, Mebane, Morrisville, Oxford, Pittsboro, Raleigh (5), Sanford (3), Siler City, Wake Forest and Zebulon.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. No offer to buy the securities can be accepted and no part of the purchase price can be received until the registration statement has become effective, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance given after the effective date.

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the management of our growth, the risks associated with Capital Bank’s loan portfolio, local economic conditions affecting retail and commercial real estate, competition within the industry, dependence on key personnel, government regulation and the risks associated with possible or completed acquisitions. Additional factors that could cause actual results to differ materially are discussed in Capital Bank Corporation’s filings with the Securities and Exchange Commission, including without limitation its Registration Statement on Form S-1, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Capital Bank Corporation does not undertake a duty to update any forward-looking statements in this press release.

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